EXHIBIT 99.1

Freeze Tag and Munzee

Announce Merger Agreement

Companies to Combine Forces to Become Location-Based AR Gaming Powerhouse

TUSTIN, CA, July 31, 2017 — Freeze Tag, Inc. (FRZT) (“Freeze Tag”), a leading creator of mobile social games, and Munzee Inc. (“Munzee”), the ultimate experience in location-based gaming, today announced that their boards of directors unanimously approved the signing of a definitive agreement on July 26, 2017 to merge Freeze Tag and Munzee in an all-stock transaction. The transaction is expected to close in late 2017. The combined company will retain the Freeze Tag name and continue to trade under the “FRZT” stock symbol.

Freeze Tag is the creator of Garfield GO, a Pokémon Go style augmented reality (“AR”) game based on Garfield the food-loving cat (www.garfieldgo.com). Munzee is known for the global scavenger hunt game of the same name (www.munzee.com). The two companies have been collaborating on AR games since 2016. Garfield GO was launched by initially using Munzee’s location data to instantly provide Garfield GO players with millions of digital treasure locations.

Craig Holland, CEO of Freeze Tag, commented, “After working closely together for nearly a year, we both realized that combining our individual strengths into one entity will create a powerful force in location-based gaming going forward.”

Central to the combined company’s core strategy is capitalizing on two fast-growing trends in the mobile applications world: Augmented reality gaming and location-based advertising. The combined company’s proprietary technology and expertise can be leveraged to create more exciting augmented reality location-based games that can serve as a location-based advertising network.

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Additionally, the company intends to offer services to help advertisers explore new possibilities in location-based advertising where captive users are roaming around in the real world. For example, AR games can help drive foot traffic to malls and movie theatres, or create memorable real world interactions that help connect users to brands with deeply emotional experiences. This kind of experience based location-specific advertising can have consumer impacts far beyond that of Google AdWords or Facebook news feed videos.

With Munzee’s large installed base of locations and the combined technology of both companies, there are tremendous opportunities to offer engaging entertainment-centric, location-based advertising solutions. According to BIA/Kelsey, a media research firm, location-targeted mobile ad sales are expected to rise from $12.4 billion in 2016 to $32.4 billion by the end of 2021. (Source: http://www.biakelsey.com/location-targeted-mobile-ad-spend-reach-29-5b-u-s-2020/).

According to advisory firm Digi-Capital, mobile AR (augmented reality) is set to become the primary driver of a $108 billion VR/AR market by 2021, with AR taking the lion’s share of $83 billion and VR $25 billion (source: Digi-Capital article: http://www.digi-capital.com/news/2017/01/after-mixed-year-mobile-ar-to-drive-108-billion-vrar-market-by-2021/)

“We’re excited to work together to build on Munzee’s leadership position in the location-based mobile gaming world,” said Rob Vardeman, President of Munzee Inc., who will become President of the newly combined company. “We have a big vision of where we can be in the future with augmented reality and location-based entertainment.”

The combined entity will maintain locations in Tustin, California (Freeze Tag headquarters) and McKinney, Texas (Munzee headquarters). The closing of the merger, as described in the definitive agreement, is subject to Freeze Tag’s satisfactory review of Munzee’s operations and the audit of financial and corporate records of Munzee.

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About MUNZEE Inc.

With almost 5 million locations worldwide and hundreds of thousands of players, Munzee is a social platform that blends gamification, geolocation and marketing elements into an experience that rewards players for going places in the physical world. Utilizing QR code and GPS technology, Munzee is able to validate a person’s location and provide them points to level up in the various Munzee mobile applications. The Munzee suite of applications includes Munzee, our flagship product, Eventzee, a photo scavenger hunt useful for corporate training and trade shows, and WallaBee, an addictive collecting game with over 2,000 beautifully drawn digital cards.

About Freeze Tag, Inc.

Freeze Tag, Inc. is a leading creator of mobile social games that are fun and engaging for all ages. Based on a free-to-play business model that has propelled games like Candy Crush Saga to worldwide success, we employ state-of-the-art data analytics and proprietary technology to dynamically optimize the gaming experience for revenue generation. Players can download and enjoy our games for free, or they can purchase virtual items and additional features within the game to increase the fun factor. Our games encourage players to compete and engage with their friends on major social networks such as Facebook and Twitter. Founded by gaming industry veterans, Freeze Tag has launched several successful mobile games including the number one hit series Victorian Mysteries® and Unsolved Mystery Club®, as well as digital entertainment like Etch A Sketch®. Freeze Tag games have been downloaded millions of times on the Apple, Amazon and Google app stores.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our ability to execute on new augmented reality games and develop additional games and technology and relationships to build location based advertising entertainment and services. We undertake no obligation to revise or update any forward-looking statement for any reason.

Contact:

info@freezetag.com

714-210-3850 x26

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